UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4, 2013

Interval Leisure Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34062	26-2590997
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6262 Sunset Drive, Miami, FL	33143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (305) 666-1861

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On November 4, 2013, Interval Leisure Group and its subsidiary, VRI Europe Limited, completed the previously announced purchase of the European shared ownership resort management business of CLC Resort Management Limited (CLC) and its affiliates for approximately £56 million in cash (subject to adjustment for working capital, actual 2013 results and other specified items) and issuance to CLC of shares totaling 24.5% of VRI Europe Limited.

This transaction was completed pursuant to the terms of the business transfer agreement entered into on August 3, 2013. The directors of VRI Europe Limited will now include two representatives of CLC. VRI Europe and CLC and its affiliates have contracted to provide certain administrative and cooperative services to each other. In connection with this arrangement, ILG has agreed to issue a convertible secured loan for approximately $15 million to CLC which matures in five years with interest payable monthly.

The description and provisions of the business transfer agreement above are summaries only and are not necessarily complete. A copy of the business transfer agreement will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Item 8.01  Other Events

On November 4, 2013, ILG issued a press release announcing its completion of the VRI Europe Limited transaction. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit 99.1                              Press Release dated November 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interval Leisure Group, Inc.

	By:	/s/ Victoria J. Kincke
	Name:	Victoria J. Kincke
	Title:	Senior Vice President and
General Counsel

Date: November 4, 2013

EXHIBIT LIST

Exhibit No.	Description
99.1	Press Release dated November 4, 2013